Exhibit 10.4

The Burlington Northern and Santa Fe Railway Company

Achievement Award Program

(Amended and Restated April 17, 2003)

I. Purpose

The Burlington Northern and Santa Fe Railway Company Achievement Award Program is designed to recognize extraordinary achievements of individual employees of The Burlington Northern and Santa Fe Railway Company (other than officers) that contribute significantly to the success of our Company. This program is open to all non-officer employees, exempt or scheduled, who are determined by the Company to make a noteworthy contribution to our Company’s objectives.

II. Eligibility

The Company will from time to time, through its Chairman and Chief Executive Officer, select certain individuals who have through individual efforts, demonstrated achievement beyond his or her normal job responsibilities or have engaged in extraordinary action on behalf of the Company.

III. Awards

The awards shall be shares of Burlington Northern Santa Fe Corporation (“BNSF”) common stock. The total number of shares to be awarded under this Program shall not exceed 50,000 shares and shall be issued from BNSF treasury shares.

IV. Administration

The Corporate Secretary will maintain the records and be responsible for administration of this program.

V. Duration

The Program shall be effective April 20, 2000 and terminate on April 20, 2010.